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                                                                 EXHIBIT II





                          STOCK PURCHASE AGREEMENT


        Stock Purchase Agreement, dated as of June 16, 1995 (the

"Agreement"), by and between Philips Electronics N.V. of Eindhoven, the

Netherlands ("PENV") and Electris Finance S.A. of Luxembourg, Luxembourg

("Electris").

        WHEREAS, PENV is owner of 1,388,144 shares of common stock of John

Fluke Mfg. Co., Inc. of the par value of twenty-five US Dollarcents (US$

0.25) each (the "Fluke-Shares");

        WHEREAS, Electris desires to purchase and PENV desires to sell to

Electris 250,000 Fluke-Shares (the "Shares");

        NOW, THEREFORE, in consideration of the representations,

warranties and agreements contained herein, the parties hereby agree as follows:

    1.  Stock Purchase

        Subject to the conditions contained herein, Electris hereby agrees to purchase and PENV hereby agrees to sell to Electris the Shares for an aggregate consideration of US$ 10,000,000 (ten million U.S. Dollars).

        The transfer of the Shares under this Agreement and the payment of the Purchase Price shall be effected between the parties hereto on June 19,

1995 (Closing Date).

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    2.  Representation and Warranties

        (a)       PENV represents and warrants as follows:

            i)    PENV has good and valid title to the Shares, free and

clear of all claims, liens, security interests and encumbrances of any nature whatsoever;

            ii)   PENV has full power and authority to execute and deliver

this Agreement and to perform its obligations hereunder;

           iii)   This agreement is a legally valid and binding obligation

of PENV, enforceable against PENV in accordance with its terms.

        (b)       Electris hereby represents and warrants as follows:

            i)    Electris has full power and authority to execute and

deliver this Agreement and to perform its obligations hereunder;

            ii)   This Agreement is a legally valid and binding obligation

of Electris, enforceable against Electris in accordance with its terms.

    3.  Conditions

        (a)       The obligations of PENV are subject to the satisfaction

on the Closing Date of the conditions that the representations and warranties made by Electris in this Agreement were true when made and shall be true as at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date.

        (b)       The obligations of Electris are subject to the

satisfaction on the Closing Date of the conditions that the representations and warranties made by PENV in the Agreement were
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true when made and shall be true as at the Closing Date with the same force and effects if such representations and warranties were made at and as of the

Closing Date.

    4.  General

        This Agreement may not be modified except in writing document signed by both parties.

        IN WITNESS WHEREOF, the parties hereto have duly executed this

Agreement on June 16, 1995.



PHILIPS ELECTRONICS N.V.                  ELECTRIS FINANCE S.A.